EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amedica Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 of Form S-1 (File No. 333-211520) and related Prospectus, of our report dated March 23, 2016 with respect to the audited consolidated financial statements of Amedica Corporation as of December 31, 2015 and 2014 and for the years then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds, LLC
Mantyla McReynolds, LLC
Salt Lake City, Utah
June 30, 2016